PHOENIX INVESTMENT TRUST
CIK# 0001045018
Annual 8/31/05

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 1 - Class A, B, C are zero.
Series 2 - Class A, B, C are zero.

73A1/73A2-
Series 1 - Class A, Class B and Class C are zero.
Series 2 - Class A, Class B and Class C are zero.

74U1/74U2-
Series 1 - Class A 2090, Class B 931, Class C 733
Series 2 - Class A 7566, Class B 2304, Class C 3830

74V1/74V2-
Series 1 - Class A $13.59, Class B $13.01, Class C $13.02
Series 2 - Class A $19.45, Class B $18.26, Class C $18.26